Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

1. Starcraft Automotive Group, Inc.

     State of Incorporation: Indiana


2. Imperial Automotive Group, Inc.

     State of Incorporation: Indiana

3. Conversion Warranty, Inc.

     State of Incorporation:  Indiana

4. National Mobility Corporation

     State of Incorporation: Indiana

5. Tecstar LLC (50% owned)

     State of Organization: Indiana